101

Chubasco Resources Corp

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA
90,000,000 SHARES COMMON STOCK AUTHORIZED, $0.001 PAR VALUE

CUSIP 17123V 10 7
SEE REVERSE FOR CERTAIN DEFINITIONS

This certifies that

Specimen

is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF

Chubasco Resources Corp

transferable on the books of the corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are subject to the laws of the State of Nevada, and to the Certificate of Incorporation and Bylaws of the Corporation, as now or hereafter amended. This certificate is not valid unless countersigned by the Transfer Agent.
WITNESS the facsimile seal of the Corporation and the signature of its duly authorized officers.

COUNTERSIGNED
PACIFIC STOCK TRANSFER COMPANY
500 E Warm Springs Road, Suite 240
Las Vegas, NV 89119
By VOID
AUTHORIZED SIGNATURE

DATED

Scott Young
PRESIDENT

Scott Young
SECRETARY